FLOOR DECOR, INC. COMPLETES ACQUISITION OF EAGLE EYE
SCANDINAVIAN DISTRIBUTION

Engages Jefferies & Company as Advisor

FORT LAUDERDALE, FL, February 4, 2002 - Floor Decor, Inc. (FLOR:OTCBB) today announced that it has completed its acquisition of Eagle Eye Scandinavian Distribution Ltd., a private UK-based company that specializes in the marketing and distribution of automotive telematics systems and services.

"We have completed the due diligence and order verification process, which was a prerequisite for the closing of this agreement," said A.J. Nassar, CEO of Floor Decor, Inc. "Eagle Eye has established numerous relationships with key European-based corporations. The next step will be to build out the company's infrastructure so we can begin to fulfill these contracts within 30 days. In that respect, we will work at strengthening our relationships with both existing and potential clients, as well as leading vehicle manufacturers and fleet operators. This is certainly a very exciting time for our company and for our shareholders."

Jefferies & Company, Inc. has been engaged as Floor Decor/Eagle Eye's advisor in connection with the financial aspects of its strategic planning and development.

"This story is just beginning for us," Nassar said. "Eagle Eye is on the threshold of an enormous opportunity in a highly lucrative sector, which is expected to experience explosive growth. With help from Christian & Timbers, we have begun the search for top executives who can implement our strong business plan and aggressive corporate strategy."

ABOUT EAGLE EYE

The products of Eagle Eye Scandinavian Distribution Ltd. are vehicle communications gateways, combining telecommunications and Global Positioning System (GPS) technologies to provide security and communications solutions for fleet vehicle management. In addition to basic tracking and reporting, the Eagle Eye system provides numerous highly specialized, value-added features. They include Geofence, which can disable a vehicle outside of an authorized boundary; panic buttons and driver down alert, which can alert the base station and summon the proper emergency services if a driver or vehicle is in trouble; and, Geo-Positional remote door locks that can be opened by the base station following verification of a vehicle's location. The Eagle Eye system is suitable for all types of vehicles including heavy goods vehicles, trucks, vans, cars, plant and boats. It offers companies several key benefits, including improved safety for large fleets of commercial vehicles such as taxis, improved worker productivity and increased customer satisfaction. Allied Business Intelligence projects that the telematics market will reach $8 billion by 2005.


About Floor Decor
Founded in July 2000 and patterned after the successful "Big Box" retail concept, Floor Decor is positioned to transform the $30 billion flooring industry by providing homebuilders and consumers with the most extensive selection of floor coverings under one roof. Floor Decor's premier Superstore, located at 6001 Powerline Road, Ft. Lauderdale, features more than 50,000 sq, ft. of space and houses more than 5,000 area rugs and 1,000.000 sq. ft. of other floor coverings.

Except for historical matters contained herein, the matters discussed in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Floor Decor, Inc. and its subsidiary businesses and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are Floor Decor, Inc.'s operating history; competition; low barriers to entry; reliance on strategic relationships; rapid technological changes; inability to complete transactions on favorable terms; and those risks discussed in the Company's filings with the SEC.


For Further Information;

A.J. Nassar
Chief Executive Officer
Ph: (954) 351-9833